Exhibit 97.1

POWER SOLUTIONS INTERNATIONAL, INC.

CLAWBACK POLICY

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of Power Solutions International, Inc. (the “Company”) and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Listing Rule 5608 (the “Clawback Listing Standards”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

•	Annual bonuses and other short- and long-term cash incentives that are earned solely or in part by satisfying a financial reporting measure performance goal.

•

Stock appreciation rights, restricted stock, stock options, restricted stock units and performance share units that are granted or vest solely or in part on satisfying a financial reporting measure performance goal.

•	Proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal.

Financial reporting measures include:

•

Any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from the financial statements, such as revenues, earnings before interest, taxes, depreciation, and amortization (EBITDA), and net income.

•	Company stock price.

•	Total shareholder return.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash Incentive Compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.

Effective Date

This Policy shall be effective as of December 26, 2024 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to the Effective Date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Relationship to Other Plans and Agreements

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Acknowledgment

The Covered Executive shall sign an acknowledgment form in the form attached hereto as Exhibit A in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

Exhibit A

Acknowledgement

The Board of Directors of Power Solutions International, Inc. has adopted the policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Clawback Policy”) which is applicable to the Company’s Covered Executives.

I, the undersigned, acknowledge that I have received a copy of the Clawback Policy, as it may be amended, restated, supplemented or modified from time to time, and that I have read it, understand it, and acknowledge that I am fully bound by, and subject to, all of the terms and conditions thereof.

In the event of any inconsistency between the terms of the Clawback Policy and the terms of any employment agreement to which I am party, the terms of any compensation plan, program, or arrangement under which Incentive Compensation has been granted, awarded, earned, or paid to me, whether or not deferred, the terms of the Clawback Policy shall govern.

If the Board of Directors determines that any Incentive Compensation I have received must be forfeited, repaid, or otherwise recovered by the Company, I shall promptly take whatever action is necessary to effectuate such forfeiture, repayment, or recovery.

I acknowledge that I am not entitled to indemnification in connection with the Company’s enforcement of the Clawback Policy.

I understand that any delay or failure by the Company to enforce any requirement contained in the Clawback Policy will not constitute a waiver of the Company’s right to do so in the future.

Any capitalized terms used in this Acknowledgement that are not otherwise defined shall have the meaning ascribed to them in the Clawback Policy.

Name:______________________

Job Title:____________________

Date:_______________________

Signature:___________________

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